Exhibit 99.2

American Eagle Outfitters, Inc.

Third Quarter 2020 Earnings

Conference Call Transcript November 24, 2020

Operator: Greetings, and welcome to the American Eagle Outfitters Second Quarter 2020 Earnings Conference Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Ms. Judy Meehan. Thank you. You may begin.

Judy Meehan - American Eagle Outfitters Inc. – VP, IR: Good afternoon, everyone. Joining me today for our prepared remarks are Jay Schottenstein, Executive Chairman and Chief Executive Officer; Jen Foyle, Chief Creative Officer for AEO Inc. and Aerie Global Brand President; Michael Rempell, Chief Operating Officer, and Mike Mathias, Chief Financial Officer. In addition, Chad Kessler, AE Global Brand President, will be available during the question-and-answer session.

Before we begin today’s call, I need to remind you that we will make certain forward-looking statements. These statements are based upon information that represents the company’s current expectations or beliefs. The results actually realized may differ materially based on risk factors included in our SEC filings. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Also, please note that during this call and in the accompanying press release, certain financial metrics are presented on both GAAP and non-GAAP adjusted basis. Reconciliations of adjusted results to the GAAP results are available in the tables attached to the earnings release, which is posted on our website at www.aeo-inc.com in the Investor Relations section. Here, you can also find the third quarter investor presentation.

And now, I’d like to turn the call over to Jay.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Thanks, Judy. And good afternoon, everyone. I hope all of you are well and staying safe. I’m very pleased with our third quarter performance, especially in the midst of the pandemic. Earlier this year, we were not have expected to deliver these results, and have over $1 billion of liquidity entering the fourth quarter. This is due to operating discipline as well as much credit to the incredible teamwork across our company.

In the third quarter, we produced our best gross margin in some years, and our adjusted operating income was flat to last year. Despite numerous headwinds related to COVID, we saw stronger full price selling and had limited promotional activity, leading to a meaningful increase in merchandise margin. This is a testament to the strength of our brand and our product, as well as our disciplined inventory management. I’m extremely proud of the team for their brilliant execution and ability to deliver these results while working remotely.

Our approach to the policies was to go on offense and play to win. That approach paid off. Aerie extended its incredible track record of growth with a 34% increase in revenue and record profits. And AE merchandise assortment were well received and product margins improved. I’m very pleased to see continued growth in our core businesses such as jeans and bottoms. I’m encouraged by early improvements in areas we are looking to strengthen.

When we offer great product and customer experiences, our customers respond and that’s our focus. The digital channel excelled, and we were successful delivering our customer promise with strong fulfillment and timely deliveries. The investments we’ve made over the past several years to vastly expand our omnichannel capabilities are having a meaningful impact on our business.

Although stores were impacted by negative mall traffic, we continued to outpace the mall with very strong conversion. Our stores once again led the industry with the very best health and safety measures, ensuring the comfort and confidence of our customers and associates. I’m very proud of how all AEO associates showed up during this crisis.

Back in March, we established three near-term priorities, protecting our people, preserving cash, and preparing for a new future. With the crisis ongoing, we remained focused on these areas. Our people are always our top priority. We continue to invest and explore new tools and technologies to make sure we offer the best measures to keep our associates and customers safe. Thanks to efforts across the organization, we quickly took steps to secure our financial health. Today, AEO is among the select group of retail companies with financial strength, where we combine excellent financial with strong brands, leading operational capabilities and exceptional products. We have a winning formula for future success.

As I look ahead, I am very optimistic. This past year has made our company stronger and better positioned for future growth. I’ve been leading AEO for many years. I see more opportunities for our business today than ever before. Regarding holiday, we are pleased with early trends. Yes, there is significant business ahead of us. As you will hear from the team, we are positioned and ready to serve our customers, however and whenever they choose to shop. We look forward to unveiling our longer term growth plan on January 21. More details on the meeting will be provided in the upcoming weeks. In the meantime, I hope everyone has a great holiday season, and please stay safe.

With that, I will pass the call to Jen.

Jen Foyle – American Eagle Outfitters, Inc. – Chief Creative Officer, AEO Inc. & Aerie Global Brand President: Thanks, Jay, and good afternoon. I hope everyone is safe and well. 2020 has certainly been an exceptional year for the Aerie brand. I’m thrilled to report another strong quarter. Aerie posted a 34% increase in revenue during the third quarter. This is built on a 26% increase last year and marked the 24th consecutive quarter of double-digit growth. Our momentum is outstanding, and we are truly grateful for our customers and how they embrace Aerie throughout this crisis.

Although mall traffic continues to be a challenge, we are seeing a meaningful acceleration online. Aerie’s digital revenue rose 83% to last year and stores were up modestly. Across the board, our metrics were positive. The AUR was particularly strong as we were significantly less promotional. Merchandise margins expanded from last year, and Aerie saw a meaningful improvement in overall profitability, which hit record levels fueled by strong growth.

Customer acquisitions were up 15% in total and 62% in our digital channel. We continue to engage with our customers through social media and grassroots efforts to build the community of Aerie loyalists. In fact, we had some of our most incredible brand moments on TikTok which fuels demand and brings new customers to Aerie.

Across the board, our key categories rose in the double digits with higher merchandise margins. I’m thrilled to report that our new OFFLINE active wear brand has had an incredible debut. In October, we opened our first store with a very strong customer response, and now, we have four stores up and running. OFFLINE offers something unique and different in an exciting growing category and has a big opportunity ahead of it. I can’t wait to share more details on our future plans for both Aerie and OFFLINE in January.

Aerie success comes down to our amazing team. To call our associates passionate is an understatement, and their loyalty and devotion to our AerieREAL movement and our customers are truly remarkable. Thanks for all you do and what you stand for every day.

Now moving on to American Eagle. The third quarter demonstrated an improvement from the first half of the year. Keep in mind, AE has a much higher store penetration than Aerie. So weak mall traffic related to COVID was a larger headwind. On the other hand, AE’s digital channel was strong with positive brand AURs. Customer engagement was up and new digital acquisitions rose 23%. Our focus on inventory optimization and profit improvement is showing results. We were particularly pleased and very encouraged by the strong merchandise margin which was our best in several years. Promotional activity was well controlled and full price selling increased across the business.

We continue to see very good demand in our leading jeans and bottoms businesses. As you know, we have built an amazing franchise in AE jeans, which is an incredibly sticky category that fuels loyalty and customer retention. This business remains a priority, and we continue to innovate and invest in the category. I could not be more excited about the future as consumers increasingly embrace a casual and comfy lifestyle that plays into our strength.

We have been encouraged by recent improvements in our tops where we introduced better styles and fabrics this fall, and we will continue to build on the success as we move into spring in 2021. We are working to enhance the quality, and create more emotional connections with our collection and a stronger point of view supported by inspirational marketing that directly ties back to the product. We will win by refocusing on key items but with conviction while eliminating unproductive styles that do not generate strong returns.

We are excited about holiday and we are ready. We feel really good about the reception to the product line and continue to move our marketing efforts forward. In the early fourth quarter, AE launched a new product collection in partnership with Disney that’s in stores now. This collaboration unites two iconic brand equities in a unique and fun way, and customer reception has been fantastic. The capsule is selling quickly, and we are seeing significant engagement on TikTok.

As you know I began working more closely with the AE brand this past quarter than I have in the past, my big takeaway is that I could not be more impressed with the enthusiasm and talent across this team. There is so much exciting work in progress across marketing, products and customer experiences, and we cannot wait to share that with you in the coming quarters.

I want to thank Chad and Craig along with the entire AE team for their endless creativity and commitment to our customers. I’m very excited about our new initiatives and AE’s future and success.

With that, I’ll pass it on to Michael.

Michael Rempell – American Eagle Outfitters, Inc. – Chief Operations Officer:

Thanks, Jen, and good afternoon, everyone. I would like to begin by thanking our associates and partners around the globe. Our business has bounced back much more quickly than anticipated and the credit goes to the dedication and hard work of our teams and partners. The digital channel remains strong this quarter, increasing 29% to last year. Aerie’s digital sales increased 83% and AE was up 11%. Even with all the stores open, our digital demand remained well ahead of our pre-pandemic trends. Online sales represented 37% of our revenues in the quarter and 45% for the year-to-date. Channel KPIs were positive across the board led by double-digit traffic, conversion and transaction growth.

Third quarter digital channel margins were strong, as we reduced promotions and maintained disciplined pricing, resulting in higher AURs and an increase in the basket size. As we noted last quarter, we reduced online choice counts as part of our inventory optimization strategy aimed at driving higher margins. Our third quarter results reflect this strategy and we see meaningful opportunity for additional progress moving forward.

Outside of North America, we continue to expand our international e-commerce business in licensed markets. In the third quarter, we further extended our digital footprint by launching local shopping sites in Brazil, Israel, Russia, South Korea and Turkey, building on our previously discussed market entry activity in the second quarter. It remains early days for our digital business in many of these regions, but we are very pleased with the initial customer response, and we continue to see sizable growth opportunity in international markets.

In the quarter, our store channel also performed well in a still challenging environment, which included continued reduced operating hours and capacity restrictions, as health and safety remained a top priority. Store revenue decreased 16% as positive AUR and conversion were offset by traffic decline. As with the digital channel, we saw improved merchandise margin in stores.

Across channels, we continue to strengthen our customer engagement. Average customer spend rose and digital channel customer acquisitions increased 37%. Last quarter, we successfully brought our loyalty program in house for the first time. This enables new capabilities with richer customer insights and greater flexibility in administering the program. As part of this initiative, we also relaunched a new reward system designed to activate a wider range of customers by providing more frequent benefits. We are seeing very strong results from the change including better redemption rates, higher transaction value and improved margins.

We have accelerated our focus on new technologies to further enhance the customer shopping experience. Earlier this year, we accelerated Omni channel shopping tools including BOPIS and curbside pickup. In recent weeks, we have begun testing self-checkout in stores and same day delivery for online orders. We have also improved the page load speed on our website by 60% and taken steps to ensure our site can handle significant higher holiday peak transaction volumes.

Our distribution and fulfillment network is also running very well, and we are prepared for continued growth and the high volumes we expect this holiday season. The four new distribution hubs have increased our overall fulfillment capacity, which will enable us to support growing digital demand. This decentralized fulfillment network also means our inventory would be located closer to customers and stores which has many advantages. Our customer delivery speed and our ability to replenish stores will be much quicker. In fact, we will be able to fulfill approximately 400 store locations within one day and 900 within two days.

In total, these capabilities will enable us to provide better customer service while reducing the inventory in our network, optimizing shipment flows to manage delivery cost pressures and maximizing our operating flexibility.

Our organization has been planning for an unprecedented holiday for eight months, and we are well-positioned to succeed. As you heard from Jen, our creative and operational teams have collaborated on very strong holiday assortments for AE and Aerie, including improvements to some of our key items. We are also prepared to manage the unique operational challenges this holiday season will present, and our teams are ready to serve our customers, whenever, wherever and however they’d like.

In closing, we are very pleased with our third quarter results and enter the fourth quarter in a position of strength. I hope everyone enjoys the holidays, and I look forward to speaking to you early next year.

With that, I will pass the call over to Mike.

Mike Mathias – American Eagle Outfitters, Inc. – Chief Financial Officer: Thanks, Michael. Good afternoon, everyone. Despite ongoing headwinds from COVID-19, our third quarter results demonstrated meaningful sequential progress from the second quarter and exceeded our expectations.

The start to the quarter in August was challenging due to delayed back-to-school demand, but as expected, demand flattened and shifted post Labor Day, resulting in positive results in September and October. Adjusted operating income was flat to last year reaching $103 million, reflecting a 10% operating margin. The environment improved from the first half and our business further benefited from compelling product and strong cross-channel execution.

Additionally, I’m particularly pleased to see good progress on our inventory optimization work, which led to a significantly higher merchandise margin in the quarter. Our teams continued to perform at the highest level and have set our business up for near-term and long-term success.

Total company revenue declined 3% to last year, reflecting mall traffic declines related to COVID-19, offset by strong online sales. Mall traffic pressure had a greater impact on the AE brand, given its larger store base. Traffic at both AE and Aerie outpaced the mall and our store teams executed exceptionally well, driving significantly higher customer conversion and average transaction value. Gross profit dollars increased $8 million or 2% to last year and gross margin expanded 200 basis points to 40.2%. This is our highest gross margin rate in several years.

Inventory optimization initiatives, combined with a positive reception to our product assortment, led to a higher full-price selling and lower promotional activity in the quarter. Lower product cost also contributed to a favorable merchandise margin. Rent leveraged due to the impact of impairments taken in recent quarters as well as negotiations with landlords. This was partly offset by delivery and distribution center cost pressure due to increased digital shipment volume and higher cost per shipment.

SG&A expense increased 6% due to higher incentive compensation. SG&A would have declined in the absence of incentives as we managed other controllable expenses tightly, including services, professional fees, store labor and advertising. Our store labor savings versus last year were more modest in the first half as the majority of our fleet was open for the entire quarter.

Our effective tax rate was 35%, primarily reflecting a true-up to our expected full-year rate due to better operating performance, including the impact of the anticipated benefits from the CARES Act. The higher tax rate represented a $0.07 EPS headwind relative to last year. Our share count was 184 million and included 16 million shares of unrealized dilution associated with our convertible notes. Adjusted operating income of $103 million was flat to last year. Excluded from this result is $7 million in pre-tax incremental COVID-19 expenses and restructuring charges.

Adjusted net income was $0.35 per share in the quarter and excluded $0.02 of COVID-19 expenses and restructuring charges and $0.01 related to noncash interest on the company’s convertible notes. The adjusted earnings per share declined to last year reflected our higher tax rate as well as higher net interest expense and diluted shares outstanding related to convertible debt.

We continue to manage inventory well with our quarter-end position down 13%, reflecting reductions in American Eagle as we focus on inventory optimization to streamline assortments, reduce unproductive SKUs and achieve better alignment with our sales plans. Aerie inventory increased to support strong demand, and we continued to use the strength of our sourcing organization to chase into demand.

As I’ve indicated, inventory optimization is an ongoing priority, and I believe, will have a material effect on profit improvements over the next several years. During the quarter, we repaid the remaining $200 million outstanding under our revolving credit facility and ended the period with $692 million in cash and short-term investments. Our total available liquidity including our undrawn revolver is over $1 billion. Our only debt currently outstanding is our $415 million convertible note issuance.

We are very pleased with our success in preserving liquidity and balance sheet strength during 2020. This will remain our capital allocation priority in the near term, given ongoing external uncertainty. As business visibility continues to improve, our objective is to resume direct returns to shareholders through our long-term cash dividend program supplemented by buybacks.

We continue to expect full-year capital expenditures of $100 million to $125 million in 2020, down from $210 million last year. Year-to-date capital expenditures of $93 million are down from $150 million in the first three quarters of 2019.

As discussed on previous calls, we’re actively evaluating our store fleet for closures over the next several years. We plan to close at least 50 locations this year. These stores have been selected based on their lease tenure, mall profile, proximity to other stores and customer engagement levels. We are confident we will see healthy sales and customer transfer from these locations and learnings from these closures will inform our plans for 2021 and beyond. You’ll hear more about our store strategy at our investor meeting.

Now as we look forward, we are prepared for the holiday season. We have strong plans in place and are ready for the anticipated shift in business, including a higher mix of online transactions and demand that is spread out over a more extended timeframe. In fact, we are already seeing holiday demand take place in November. Our inventory is well-managed and we expect continued AUR improvement and healthy merchandise margins. With more online shopping, we expect distribution center and delivery cost to increase and we expect SG&A to increase relative to last year.

In closing, we made great progress in the third quarter. We strengthened our financial position while also laying the groundwork for our longer term growth opportunities. We look forward to providing more details on our multiyear plan and long-term financial targets in January.

With that, we can open the call up for questions.

Operator: [Operator Instructions] Our first question comes from the line of Janine Stichter with Jefferies. Proceed with your question.

Janine Stichter – Jefferies LLC Analyst: Hi. Thanks so much for taking my question, and congrats on the progress. Great to see the lower markdown control and the inventory control. I guess, I’m wondering how you’re thinking about planning your inventory into spring just given what is still pretty challenging visibility. And then, anything you learned from what seems to be a reduction in SKU count? How you are thinking about your investment in SKUs for the core Eagle brand? Thank you.

Michael Mathias – American Eagle Outfitters, Inc. – Chief Financial Officer: I can take that. Thanks, Janine. So I think what we have learned a lot about in the back of this year related to inventory optimization in terms of our positioning of inventory to sales and then our expectations of merchandise margin expansion in relationship to sales as well. We are continuing to plan inventory conservatively into the spring season. We don’t believe – I think we all know that the impact of the pandemic is not completely behind us. We expect definitely some headwind there through the rest of the winter here and into Q1.

So we are definitely still planning inventory down in relationship to our sales expectations with really similar range to what we’re seeing today. And even our third quarter ending inventory being down 13% related to – in relationship to our down 3% sales as we head into the spring season, that’s a similar relationship that we are planning.

Janine Stichter – Jefferies LLC Analyst: Okay. Great. And then, maybe, just a follow-up on SG&A. Is the range of increase expected to be similar to what it was in 3Q? And is the main driver there still incentive comp or is there anything else we should think about?

Michael Mathias – American Eagle Outfitters, Inc. – Chief Financial Officer: No. We are expecting very similar SG&A performance, and incentives would still be the driver of what was a 6% increase in the third quarter, similar mid-single digit increase is what we are expecting, incentives to be the driver. The only other uncertainty there is exactly how revenue comes to us by channel, which still be a variable nature to SG&A based on that outcome as well.

Janine Stichter – Jefferies LLC Analyst: All right. Thanks so much. Best of luck for holidays.

Operator: Our next question comes from the line of Oliver Chen with Cowen. Please proceed with your question.

Oliver Chen- Cowen & Company LLC Analyst: Hi. Nice quarter. Jay, we had a question for you. We were curious about your thoughts on the future of the mall as you look across retail and what you have seen and what you expect in the future. Particularly, as you think about higher productivity malls and American Eagle locations versus lower productivities. And what kinds of transformations may need to happen in-store.

Would also just love your take as you rapidly have many different strategic priorities in reinventing the store experience at large, what’s happened with the pandemic that have been your biggest changes in those priorities? Thank you.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Okay. First of all, 60% of our locations come up in the next 12 to 24 months. It gives us a lot of flexibility. Right now, in the mall, the key to the customer experiences given the safe shopping environment, the one thing we’re very proud of is when we reopened our stores, we made sure there was enough social distancing.

This was not emphasized on the call yet, but if you look at the inventory levels at the store, our inventory maybe down 13% but the American Eagle stores are down 30-plus percent at the store level. So these stores have been performing very well considering they have 30% less inventory choice in the store.

Look, what we learned in the pandemic is, and if you have the right merchandise and it’s right at sales, and we have items that are just blowing off the shelves right now. We wish we had more of certain items that are very hot right now. So I think it’s really given us focus on those special programs and really drive it that way to the business.

Look, as far as the customers go, they are going to want to go out and shop. People are chomping at bits to get out. I mean, every one – you could see what’s happening right now, the government’s telling people, CDC, don’t travel, don’t travel and airlines were like record amounts. We just pray that everyone stays safe this week. We pray that people practice social distancing when they are traveling and that they don’t spread it anymore. But at the same time, we’re very optimistic that the vaccine is on the horizon. I believe in the next few weeks, they’ll start giving the vaccine out. And my personal gut is in the next – by the late winter, early spring, things are going to be starting to coming back on to normal.

At that same time, the customers when they come back into the malls on a regular basis, they don’t want to have experiences and they want to be excited when they go shop, too. They are going to be looking for a sharp merchandise. They are going to be looking for sharp-looking stores. And one thing is that through this whole time, I’m very proud of our team is that we haven’t stopped. I mean, our store operations people, our store designers, we’re challenging them to say, what the stores will look like in the springtime. What are the things we have to add?

And then for the merchandise side or designers, it was amazing that through all this pandemic back in April when everything was shut down, our designers were still designing. They were doing it by Zoom, by remote. And it was amazing. The product, the fabrics that we were able to develop around the world without being able to travel, it really spoke volumes about our team. So I am very proud of my team. They have done a great job. They are keeping the product fresh.

I think one thing we are proud of, if you walk in our store, you see fresh merchandise and you see new stuff and you see exciting stuff. And between Jen and Chad, they have done a great job there.

Oliver Chen- Cowen & Company LLC Analyst: Thanks, Jay. It’s very helpful. Best regards.

Operator: Our next question comes from the line of Jay Sole with UBS. Please proceed with your question.

Jay Sole – UBS Securities LLC Analyst: Great. Thanks so much. My question is on merchandise margins in Aerie versus American Eagle right now. How did those trend during the quarter compared to last year and how they compare to each other? And then, secondly, is it possible to give us a little bit more color on what you’ve seen in November month-to-date may be compared to what you saw in October? Thank you.

Jen Foyle – American Eagle Outfitters, Inc. – Chief Creative Officer, AEO Inc. & Aerie Global Brand President: Yeah. Just setting up against what you’ve heard, we’ve done an incredible job managing our inventories and that was our priority, while maximizing the growth in Aerie. Certainly, as you can see, we’re near that $1 billion mark. We’re really excited about it. This team planned to hit $1 billion by the end of 2020 and it’s right in front of us. So we’re really excited about Aerie. But going back, we did it with integrity and not over-assorting, and in both brands. So AE did one heck of a job managing inventory in stores. And I will tell you, just kudos to the store team. They leveraged the hell out of Q3.

When a customer entered that door, they were greeted. They were safe. And we converted those customers. So I couldn’t be more proud of the AE team. That said, just short for your answer, Aerie margins were right in line.

Aerie margins were in line with AE, which were best in show in years. And you’ve heard the flow-through numbers. So we’re right in line. The work that we’ve done in Aerie, our AURs are at an all-time high. Same for AE. And we’re going to continue that progress.

Our focus, as we head into next year, is going to be quality over quantity, so we can compete on our own terms and really design and develop and innovate the best product out there in the mall.

Did I answer both of your questions, by the way? I got little excited about the $1 billion mark.

Jay Sole – UBS Securities LLC Analyst: Definitely. If we could hear a little about November month-to-date and sort of how it compares back, that would be great, too.

Jen Foyle – American Eagle Outfitters, Inc. – Chief Creative Officer, AEO Inc. & Aerie Global Brand President: Okay. November, November, okay, we’re here, okay. So November, we’ve actually seen acceleration on the numbers that we just quoted in Q3. I am sure there’s some pull forward here. You see all of our competition and the big plays, the Amazons of the world, people are pulling their promotions in early. There could be some shipping constraints. I have to say, you heard from Michael Rempell, our operations are best in show. We spent there, and we’re seeing the rewards. It’s amazing.

I’ve tested every – you name it, I’ve tested every competition. And let me tell you, every competitor, including Amazon, and I have seen great results on our shipping and our time to the doors. So that’s been a priority of ours. And I will say, just the inventory management, omni-inventory management and our ability to move those units where we’re selling them, he wasn’t kidding, we’re really thrilled about it.

So, look, we have some huge hurdles ahead of us. Black Friday is not here yet. We have a couple of big weeks in front of us. Who knows with COVID, certainly fingers crossed, we hope that this pandemic ends and this vaccine works. So we have to be very cautious where we place our inventories. But I think we’re in position to come from a point of strength.

Jay Sole – UBS Securities LLC Analyst: Got it. Thank you so much.

Operator: Our next question comes from the line of Matthew Boss with JPMorgan. Please proceed with your question.

Matthew Boss- JP Morgan Analyst: Great. Thanks. And congrats on the improvement. So maybe first question, can you just speak to the customer acquisition trends that you’re seeing at Aerie, initiatives in place to retain new customers post the pandemic. And Jen, what do you see as the opportunity to leverage assortment synergies at the American Eagle brand, maybe just from a high level as you dig in?

Jen Foyle – American Eagle Outfitters, Inc. – Chief Creative Officer, AEO Inc. & Aerie Global Brand President: Yeah. So customer acquisition continues to be double digit. We’re in about the 15% zone. So we continue to get new customers in our door and retention is top of mind. I like what we’re seeing though. Based on some of our new product offerings, including OFFLINE, we are starting to see a little hedge towards an older customer, so she’s liking some of the versatility with our product offerings. And we’re going to continue to focus on that as we build the OFFLINE assortments and make sure that we are growing in Aerie the lounge, our intimate space, and building on that as we open up OFFLINE stores.

I will tell you, in same malls, we’re seeing pure incrementality. So I can – in a mall where we opened up in OFFLINE, in Aerie, we’re seeing similar results as far as comp on the Aerie side and then pure growth on the OFFLINE side. So I couldn’t be more thrilled with the results, and we’re going to continue to make sure that we’re massaging those investments and the offerings in both categories, so we can really leverage the opportunity. It’s a $16 billion opportunity on the OFFLINE side. And I think we’re going to show up in such a unique way. And I am really excited, there’s lots of good things in store on OFFLINE and for Aerie, too.

As far as looking at the broader assortments with AE and Aerie, I love where Chad and I sit, right, so we have the ability now to really share our learnings on both sides, but really focusing on what we do best. The results in denim were nothing far from unbelievable in Q3 when really September opened up. They just continue to innovate there our new cozy jean that we just offered for holiday. The timing couldn’t have been more perfect. It’s really seeing – really making nice headway and really pointing to new business opportunities in denim, and I’m excited about that but I’m not going to share all my secrets. And we’ll continue to focus on AE the outside – I call it the outside brands, right? They’re the ones that go out on the street. They wear the clothes outside. And AE – Aerie is a little bit more indoor. So I think if we continue to play on those – play that way with each other’s brand and understand our assortment to make sure we’re maximizing both, I think we have lots of market share to gain as we approach the future seasons and really a lot of growth opportunity, and I think we have a great solid plan to get us 2023.

Matthew Boss- JP Morgan Analyst: Great. And then just a follow-up on gross margin. Could you help quantify the magnitude of merchandise margin expansion in the third quarter, maybe how best to think about drivers of gross margin in the fourth quarter? And I’m sure it’s a topic for the analyst day, but is there any way to unpack the gross margin opportunity that you see multiyear at the American Eagle brand or even maybe just high-level some of the drivers to think about?

Michael Mathias – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah, I can cover it. Thanks. I can cover the overall makeup of gross margin. So yes, gross margin leveraged by 200 basis points as you know. The merchandise margin expansion, we were thrilled with, obviously is around 500 points, almost 500 points in the quarter, offset by just a mix shift of the digital business, delivery and distribution costs associated with that, and as we all know out in the industry, there’s some additional expense there that everyone’s dealing with. So, that was the makeup of the 200 points in the third quarter. The fourth quarter, as you know, is just typically a more promotional environment. We do – we are expecting even more of a shift to digital. So, we’re expecting improvement in gross margin, not to the same level as we saw in the third quarter though because of those two points.

Operator: Our next question comes from the line of Paul Lejuez with Citi. Please proceed with your question.

Paul Lejuez- Citigroup Global Markets Inc. Analyst: Hey. Thanks, guys. I’m curious if you could talk about the trends at Aerie versus AE throughout the quarter both from the store and digital perspective. I’m just trying to understand the fluctuations in each business just given the weaker start to back-to-school. And I think you said that November quarter-to-date was better than – or an acceleration versus 3Q but curious about how it’s performing relative to your October exit rate. And then just one follow-up. Curious what you’re seeing in terms of customer overlap between Aerie and AE in recent quarters versus what you’ve seen in pre-pandemic. Thanks.

Michael Mathias – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah. Thanks. This is Mike. I can take.

Jen Foyle – American Eagle Outfitters, Inc. – Chief Creative Officer, AEO Inc. & Aerie Global Brand President: Yeah, you start, Mike. You go.

Michael Mathias – American Eagle Outfitters, Inc. – Chief Financial Officer: I’ll take the first part of it which is with the third quarter. So as I said in my opening remarks, we definitely expected and saw a shift in back-to-school demand. Typically, our peak is really August through Labor Day. The season definitely flattened out, and we saw a continuation of – we were down in August based on that. September was – we’re really pleased with and really had the sort of highest penetration of the September in the third quarter than we’ve ever seen because of the shift of demand. And October, we’re pleased with as well. I think we saw still some of that demand coming to October based on the school timings out there market-by-market. We don’t think anything – that had anything to do with holiday at this time. So November, we are pleased. Jen said it, I think right now we are seeing now holiday demand pulled up earlier in November than we’ve typically seen. So, now we’ve shifted seasons, right? Back-to-school was a shift to later in the quarter. October, we’re pleased with results, a little more normalized to our history. Now, I think we’re seeing holiday demand pulled up earlier in November than we’ve ever seen. So we’re shifting gears from the back-to-school fall mindset to holiday and it’s just going to be a different – just a different animal in total.

Yeah, Jen, on the second part of that question?

Jen Foyle – American Eagle Outfitters, Inc. – Chief Creative Officer, AEO Inc. & Aerie Global Brand President: Yeah. Just as far as – yeah. Back-to-school, as Mike said, started out a little softer for the brand. They’re highly dependent in August, but we saw a nice acceleration as I mentioned on the last question. On denim, we’re really loving what we’re seeing there and that continues to be a trend, and tucked inside of denim just really seeing nice movement on newer silhouette. And the team is really positioned. That business is incredible, and I really am excited about what’s to come as we move into Q1 and Q2 and into 2021 on the denim side.

Not to forget about men’s, men’s just really over a year ago has worked tirelessly to build just really – build back I would say some incredible franchise businesses, and to be honest, we’ve been chasing that business, really out of the gate, just seeing so much great momentum in just, like I said, some of our Tried & True franchise businesses, and we’re chasing it. And it’s nice to see men’s tops in particular coming back alive. And I think we have some exciting things happening there as well.

As far as Aerie, I don’t know. This might be the first time, I think, I’ve said this on the call, but in 20 some-odd consecutive quarters of double-digit growth, I really – all categories fired in Q3 like – and not just small comps like, we’re talking huge comps in each category. And I could not be more thrilled with the team just, including intimates.

We’re not going to ever forget about the core of our brand in Aerie. And I think really we’ll be able to expand that as we open up the OFFLINE business, new doors, and expand that whole side of the business. We can really then regain more momentum, even more momentum on the intimate side.

So just really overall, I think just the current trends has really played into Aerie’s business, but I think in the future, soft dressing isn’t going to go away, and I think we can dominate there. It will be a continued category that I think every customer of ours and new customers want to participate in, because comfort is not going to go away with this next generation. So yeah, and we have a lot – we have so much opportunity in women’s tops, and the team’s really delivering there as I see the future assortments. And just not to forget, all this is wrapped up with a pretty bow with great marketing. And I really have seen a pivot as we’ve moved into Q4.

Craig Brommers and team, they’re worked so fast and furiously, I don’t know you’ve had a chance to see the Disney campaign. We’re going to sell out of that product. It’s amazing that Mickey dancing with Addison. I don’t think we’ve done that. I don’t think anyone’s danced with Mickey. So he’s definitely liked Addison, and incredible, incredible views on that TikTok campaign, and there is so much more to come there. So did I answer all your questions? I’m sorry. I think...

Paul Lejuez- Citigroup Global Markets Inc. Analyst: ...customer overlap as well, between the

Jen Foyle – American Eagle Outfitters, Inc. – Chief Creative Officer, AEO Inc. & Aerie Global Brand President: Yeah. It was – early on, we really leveraged the AE customer to build the Aerie file. We are starting to see really nice momentum, as entries organically into the Aerie site for instance on digital. Those numbers are up double digits. And so I think we’re really earning our wings so to speak on really Aerie standing on its own. We still have overlap, but we’re seeing Aerie solo baskets driving to new heights. So we’re going to report out more on this in the Investor call, but we’re going to continue to focus on this. As we move into that billion dollar range, I think we have to really then say what’s next, how are we going to approach it, what new customers can we introduce to this range into this brand, as we continue to grow Aerie, grow OFFLINE, and then continue this profitability story in American Eagle.

Paul Lejuez- Citigroup Global Markets Inc. Analyst: Got it. Thank you. Good luck.

Operator: Thank you. Our final question will come from the line of Adrienne Yih with Barclays. Please proceed with your question.

Adrienne Yih – Barclays Capital Inc. Analyst: Yes. Thank you very much and congratulations on the great progress. I guess my question is actually Jen for you. On Aerie, you’d mentioned that the gross margin’s now in line with that of American Eagle. I was wondering as you move towards the billion dollar level, are you at an inflection point in economies of scale and buying, store operating expenses, et cetera, such that you’re at the operating margin level that you should start to see that inflecting also be in line with American Eagle? Thank you. And then I have one more.

Jen Foyle – American Eagle Outfitters, Inc. – Chief Creative Officer, AEO Inc. & Aerie Global Brand President: Yeah. Okay. Of course. Yes. To answer to that, simply yes. Yeah. The plan would be accelerate Aerie’s profitability, and that’s definitely the key to our future strategy. And then what was your other question?

Adrienne Yih – Barclays Capital Inc. Analyst: My other question is on – it’s on the SG&A dollars. So dollars were up mid-single digit in the third quarter. Can you just talk about the components of the SG&A and how we should think about that in the fourth quarter, the COVID related expenses? Any incremental, I guess, employee expenses?

Michael Mathias – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah, sure. So SG&A as we said was up 6% in the quarter due to incentives. That impact was roughly – if you back out the incentive impacts, it’d be down mid-single digits. Everything else within SG&A, we’re pleased with. Store labor was down to last year. Mix of some fixed elements but definitely variable expense, services, professional fees, travel. Advertising was down a bit. So from a controllable perspective otherwise, discretionary expenses as well as variable expenses were down in the quarter. Fourth quarter, we’re expecting very similar kind of makeup of our SG&A, and again, like I said earlier, a little bit uncertainty of exactly how revenue comes by channel, and then it’ll have an impact on SG&A but as of now, expecting a similar makeup.

Adrienne Yih – Barclays Capital Inc. Analyst: Okay. Great. Thank you very much. Best of luck

Operator: Our next question comes from the line of David Buckley with Bank of America. Proceed with your question

David Buckley – BofA Securities Inc. Analyst: Hi. Thanks for taking my question. I was curious, can you speak to your margin profiles by channel, just e-comm versus brick-and-mortar, and where you see that heading into 2021?

Michael Mathias – American Eagle Outfitters, Inc. – Chief Financial Officer: Sorry, it’s Mike again. Right now, we are not seeing, again, within our inventory optimization initiatives, and aligning the channels more than we ever have from a proportional perspective. We’re not seeing a big difference in merchandise margins between the channels. And actually, I think when you think about the overall cost of excess inventory, excess choices and SKUs, we typically – the other sort of accounting, markdown reserves, postseason transfer impacts.

There are other impacts of inventory beyond just our kind of week-in, week-out POS margins. And we’re seeing big benefits there as well. So we’re not writing down inventory to the levels we would have historically, not selling off inventory or expecting to the same level. And a lot of those – just from an accounting perspective, some of those impacts would hit the digital channel just more from an accounting perspective, and we’re not going to see that at least right now in the short term to the levels we’ve seen historically.

And to your other question of how we’re setting up inventory in the spring and what we intend to do for next year, we’re expecting really 2021 to be a similar impact from our inventory optimization and reduction in choices or SKUs. Inventory relationship to sales, that focus we have. We expect benefits to continue into 2021.

David Buckley – BofA Securities Inc. Analyst: Thank you.

Operator: Our next question comes from the line of Laura Champine with Loop Capital Markets. Proceed with your question.

Laura Champine – Loop Capital Markets LLC Analyst: Thanks for taking my question. It’s actually on the balance sheet. So it looks like accrued comp or accrued expenses were up about $73 million. What accounted for that increase in accruals?

Michael Mathias – American Eagle Outfitters, Inc. – Chief Financial Officer: The incentives would be the biggest part of that. There is some other noise in there as well. The incentives will be the biggest impact.

Laura Champine – Loop Capital Markets LLC Analyst: Got it. And then secondly, on the Aerie brand, I mean I’m certainly hearing the message that you’re looking for potential closures in AE. Does that impact the store opening plans or potential for the Aerie brand?

Michael Mathias – American Eagle Outfitters, Inc. – Chief Financial Officer: No. Our expectations for capital investments into next year, we are definitely excited about the continuation of the Aerie story and investing in Aerie and new stores. And we are also at least preliminarily excited about OFFLINE performance and what that could look like in future years as well, starting in 2021. I think the other point I’d make about the balance sheet question you had is that, just a reminder, we did not pay any incentives in 2019, so the difference year-over-year has that included in it as well. In fact, we did not pay out the bonus. We did not have incentive compensation in 2019.

Laura Champine – Loop Capital Markets LLC Analyst: Got it. Thank you.

Operator: Our next question comes from the line of Kate Fitzsimmons with RBC Capital Markets. Please proceed with your question.

Kate Fitzsimmons – RBC Capital Markets Analyst: Yes, hi. Thanks very much for taking my question. Jen, I know it’s still early days for the OFFLINE stores, but I’m curious if you can share just what has been some of the surprises associated as you start to roll out that concept, just any additional insight you could give us on OFFLINE productivity maybe within an Aerie box. That would be helpful just to give us an initial, I guess, taste of what OFFLINE could be here.

And then next, Mike, there was a call out of some AUC benefit, I believe, in the third quarter. Can you just help us think about – help us look through how you’re thinking about AUCs into the fourth quarter, and maybe the first half of 2021, as some of these SKU count reductions continue to take hold? But it does sound like there will be some investments in quality to come. That would be helpful. Thank you.

Jen Foyle – American Eagle Outfitters, Inc. – Chief Creative Officer, AEO Inc. & Aerie Global Brand President: Well, one of our [indiscernible] (00:50:06) surprises was a prominent influencer. She has about 700,000 followers. So she is not Addison, and we love what we did in AE with Addison. But she showcased one of our leggings and organically, it went viral. It was – it happened on Friday, and just it was so great to see and I love that. That really means that something is resonating with the customer out there and happening naturally is just brilliant. So, we loved what we saw. So, I guess going back to leggings and we knew that that would be the foundation of the business. And as far as productivity, it’s still early to tell. We have a few different formats out there. We’re actually building into an old format. We have a brand new format – design and then there’s a side-by-side format. So, it’s a little early to tell to really measure this. But I will say leggings are for sure a highly profitable business and one of our more productive businesses.

I think I’ve had too much coffee today. Did I answer all your questions? It’s early to say. I think I really said that – it’s early to say but we love what we’re seeing. I mean I mentioned on one of my earlier questions, we are seeing incrementally. Again, though I will – that’s what I love about the team early on. We just don’t take this for granted. We have to remain humble. We have to – I always say this and we have to remain hungry. But we’re wide open to understand the customer experience in the same mall. And that’s how we’re really going to test and scale and learn and drive the best results for each brand. We do see this as a third brand for our organization, but again, we want to do it with integrity, quality. Quality is just – I can’t say enough about quality and doing things really well because that’s what really last over time, and that’s how you built the brand. That’s how you build the brand. And so it’s top of mind for me every day

Michael Rempell – American Eagle Outfitters, Inc. – Chief Operations Officer: And this is Michael Rempell. I’ll take the second part of your question. Yeah. Second part of your question was about margin and what we’re seeing from an AUC perspective. We are expecting cost benefits both in the fourth quarter and through spring and summer next year. So, like Jen said, we’re investing in quality but we’re leveraging strong relationships, strong sourcing capabilities, and we’re going to see that come through in improved markups both in Q4 and in the first half of next year.

Kate Fitzsimmons – RBC Capital Markets Analyst: Great, guys. Best of luck for holiday.

Operator: Thank you. Our next question comes from the line of Susan Anderson with B. Riley FBR. Please proceed with your question.

Susan Anderson – B. Riley FBR, Inc. Analyst: Hi. Good evening. Thanks for taking my question. Nice job managing the quarter. I guess just a follow-up on the AE top trends in men’s and women’s. It sounds like you’ve seen an improvement. Where are they at, I guess, versus where you would hope they would be? I guess how far along are you in terms of getting those back on track and how much more further to go? Thanks.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Yeah. Thanks for your question. We’re excited about what we are seeing in tops. The teams have worked – as Jay mentioned, the teams have worked all year, really focusing on great tops that that go with our industry leading jeans assortment. So, really focused in knit tops and fleece, and we’re really seeing that we exceeded our expectations in those categories coming through Q3 and expect to see that continue in Q4.

One of the great things we’ve been really working on since the start of this pandemic and we’re accelerating that work with Jen working more closely in the brand as well as Craig joining, but it’s really focusing the tops assortment down, so as I said, we really want to focus the knit’s category, the jeans. But we’ve so much opportunity to focus on quality, on value, on key items, on great marketing that excites the customers. We have built an amazing bottoms business over the past years, and we’re up more in tops. And I’m confident that we’re taking the steps, so we’re going to get that through Q4 and going into 2021 and beyond.

Susan Anderson – B. Riley FBR, Inc. Analyst: Great. And then just one follow-up, I guess, on the store traffic and sales. It sounds like you do feel like maybe some sales are being pulled forward in November, but I guess with some hot spots popping up. Have you seen a slowdown in the store traffic and sales? And I guess has that transferred online then?

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: We are seeing – in some of the hot spots, we are seeing there are some additional capacity constraints and some more traffic impacts in the stores. As everyone’s mentioned on the call, they are doing just amazing job converting the traffic that they are getting, in leveraging the traffic that we’re seeing and we are seeing in places that are impacted by capacity and by traffic. We are seeing that demand shift online. So, those markets stay kind of on path, as the rest of the business just shifting more to digital.

Susan Anderson – B. Riley FBR, Inc. Analyst: Okay, great. Thanks so much. Good luck for holiday.

Judy Meehan - American Eagle Outfitters Inc. – VP, IR: Devin, we have time for one more question.

Operator: Thank you. Our next question comes from the line of Janet Kloppenburg with JJK Research. Please proceed with your question.

Janet J. Kloppenburg – JJK Research Analyst: Hi, everyone, and thanks for squeezing me in here tonight. Congrats on a nice quarter. I had a concern about American Eagle’s inventory, the total inventory down maybe 13% with Aerie up, so Eagle’s inventories have to be down quite a bit. And I noticed some shortages in the stores in October. I wondered if that impacted your sales at all in the quarter – in the third quarter, perhaps late in the quarter and how you’re thinking about inventory now for the AE brand.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Thanks, Janet. Yeah, we. Inventories were definitely significantly down in AE, and we did have some shortages through the quarter. We’d planned the quarter tight in terms of inventory. We weren’t sure how the trend was going to open back up with stores reopening in the late spring and early summer and how the lack of back-to-school in person would impact demand. The good news is that demand exceeded our expectations, and we were able to use inventory we had to really drive the sales we were able to get as well as greatly improve margins on the product that we had.

Our go-forward thinking on inventory continues to be that we want sales to outpace inventory. We believe we’re always happiest when sales are outpacing inventory. It gives us the best margin results and allows us – opens up inventory for us to chase. But Q3 was a little – was definitely more out of balance than we would want to plan going forward.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Hey, Chad. I’d also add one thing. We think we have the sharpest merchandise out there.

Janet J. Kloppenburg – JJK Research Analyst: It looks pretty good, Jay. Thank you.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: And with our – I agree with the period. I think with the teams...

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: And you can quote me on that, Janet.

Janet J. Kloppenburg – JJK Research Analyst: I got it. I will.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: And with our inventory positions, we have the opportunity to be less promotional through Q4 as we’re already.

Janet J. Kloppenburg – JJK Research Analyst: Okay. I can’t thank you enough. All the best for a great holiday. Thanks.

Operator: And with that, we’ve reached the end of our question-and-answer session and I will like to turn the call back over to Jay Schottenstein for any closing remarks.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Yeah. Everyone, stay safe. We’re going through unusual times right now. And the next several weeks are going to be very interesting weeks. And hopefully, our country comes through strong, everyone comes through strong. But really stay safe, that’s the most important thing. Stay safe.

Operator: And with that, this concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation and have a wonderful day.